Exhibit 4.42

AMENDMENT NO. 1

TO THE

J. WALTER THOMPSON COMPANY

RETAINED BENEFIT SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

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WHEREAS, J. Walter Thompson Company (the “Company”) adopted and maintains the Retained Benefit Supplemental Employee Retirement Plan (the “Plan”); and

WHEREAS, it is appropriate to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, the Plan is hereby amended as set forth below:

FIRST

The second sentence of Section 1.4 is amended to read as follows:

“Upon the withdrawal of a Participating Employer, the Participant Accounts under this Plan shall be held, transferred or otherwise disposed of (but not distributed) as is appropriate under the circumstances, as determined by the Company.”

SECOND

Section 2.13 is amended to read as follows:

“Termination of Employment. The date upon which a Participant incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), dies, or is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.”

THIRD

Section 3.3 is amended to read as follows:

“Removal. The Committee, or other appropriate committee as described in Section 3.1, in its sole discretion, may remove an Employee from participation in the Plan, in which case such individual’s Participant Account shall be frozen until an actual Termination of Employment, and all provisions of the Plan shall continue to apply to the former Participant except for the allocation of benefits pursuant to Section 4.1.”

FOURTH

The second sentence of Section 4.6 is amended to read as follows:

“The Participant Account of a Participant incurring a Termination of Employment shall be paid as soon as practicable following the first day of the month following the twelve (12) calendar month period after the Participant’s Termination of Employment (“First Day”), but in no event later than the later of (i) December 31st of the year in which the First Day occurs, and (ii) 2-1/2 months following the First Day.”

FIFTH

Sections 4.7 and 4.9 are deleted in their entirety.

SIXTH

A new sentence is added to the end of Section 4.10 to read as follows:

“Notwithstanding the foregoing, the benefit payments under this Plan shall only be reduced to the extent permitted under Section 409A of the Code.

SEVENTH

A new Section 8.10 is added to the Plan to read as follows:

“Section 409A.

(a) It is intended that this Plan shall be limited, construed and interpreted in accordance with Section 409A of the Code. It is also intended that to the extent that any payment or benefit described hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Furthermore, notwithstanding anything herein to the contrary, it is intended that any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

(b) No provision in the Plan shall be interpreted or construed to directly or indirectly transfer any liability for a failure to comply with Section 409A of the Code from a Participant or other individual to the Company, or any other individual or entity affiliated with the Company.”

EIGHTH

The foregoing amendments shall apply only to participants who are subject to Section 409A of the Code and shall not apply to amounts that are earned and vested prior to January 1, 2005.

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This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Board of Directors of the Company has executed this Amendment effective as of January 1, 2009.

	Date:	Dec. 11, 2008
Robert L. Jeffrey

	Date:	Dec. 11, 2008
Lewis J. Trencher

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